Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Alta Mesa Resources, Inc.

We hereby consent to the use of our report dated October 26, 2017, with respect to the balance sheets of Kingfisher Midstream, LLC as of December 31, 2016 and 2015, and the related statements of operations, members’ equity and cash flows for the year ended December 31, 2016, and the period from inception (January 30, 2015) through December 31, 2015, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ EEPB, P.C.

EEPB, P.C.

Houston, Texas

February 14, 2018